UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 21, 2005
Atlas Pipeline Partners, L.P.
(Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation)	1-14998 (Commission File Number)	23-3011077 (IRS Employer Identification No.)

311 Rouser Road, Moon Township, PA (Address of principal executive offices)	15108 (Zip Code)
Registrant’s telephone number, including area code: 412-262-2830

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 21, 2005, Atlas Pipeline Partners, L.P. entered into an agreement with Enogex, Inc., an Oklahoma corporation and subsidiary of OGE Energy Corp. (NYSE: OGE), to acquire all of the outstanding equity interests in Enogex Arkansas Pipeline Corporation, an Oklahoma corporation (“EAPC”) which owns a 74% general partner interest and a 1% limited partner interest in NOARK Pipeline System, Limited Partnership, an Arkansas limited partnership (“NOARK”). NOARK’s principal assets include a 565-mile, FERC-regulated natural gas gathering and interstate pipeline, known as Ozark Gas Transmission, extending from southeast Oklahoma through Arkansas into southeast Missouri and a 365-mile natural gas gathering system, know as Ozark Gas Gathering, located in eastern Oklahoma and western Arkansas. The total consideration will be approximately $163 million in cash, subject to post-closing adjustment based on net working capital. Consummation of the acquisition, which Atlas Pipeline Partners expects will occur in the fourth quarter of 2005, is conditioned on the receipt of various approvals, including Hart-Scott-Rodino Act approval or early termination of the application waiting period, and other customary closing conditions.
     Atlas Pipeline Partners has received a commitment from Wachovia Bank, National Association and Bank of America, N.A. for a $150 million increase to its existing $225 million revolving credit facility.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 22, 2005	Atlas Pipeline Partners, L.P.
	By:	Atlas Pipeline Partners GP, LLC

By:	/s/ Michael L. Staines
Its President and Chief Operating Officer